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EXHIBIT 21

P&F INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Continental Tool Group, Inc., a Delaware Corporation

    Hy-Tech Machine, Inc., a Delaware Corporation
    Florida Pneumatic Manufacturing Corporation, a Florida Corporation

      d/b/a Universal Tool
      d/b/a Pipemaster
      d/b/a Berkley Tool
      d/b/a Franklin Manufacturing

Countrywide Hardware, Inc., a Delaware Corporation

    Nationwide Industries, Inc., a Florida Corporation
    Pacific Stair Products, Inc., a Delaware Corporation
    WILP Holdings, Inc., a Delaware Corporation
    Woodmark International L.P., a Delaware Limited Partnership

      d/b/a Stair House

Embassy Industries, Inc., a New York Corporation

Green Manufacturing, Inc. a Delaware Corporation

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  EXHIBIT 21
P&F INDUSTRIES, INC. SUBSIDIARIES OF THE REGISTRANT